As filed with the Securities and Exchange Commission on October 6, 2026

Registration Nos. 333-91592
333-142882
333-197681
333-219446
333-258711
333-277697

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-91592
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-142882
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-197681
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219446
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-258711
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277697

UNDER
THE SECURITIES ACT OF 1933

Simulations Plus, Inc.
(Exact name of registrant as specified in its charter)

California	95-4595609
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

600 Park Offices Drive, Suite 300 #4134 Durham, North Carolina 27713
(Address of Principal Executive Offices) (Zip Code)

Simulations Plus, Inc. 1996 Stock Option Plan
Simulations Plus, Inc. 2007 Stock Option Plan
Simulations Plus, Inc. 2017 Equity Incentive Plan
Simulations Plus, Inc. 2021 Equity Incentive Plan
(Full title of the plan)

Shawn O’Connor
Simulations Plus, Inc.
600 Park Offices Drive, Suite 300 #4134
Durham, North Carolina 27713
(Name and address of agent for service)

661-723-7723
(Telephone number, including area code, of agent for service)

Copies to:

Ryan D. Thomas, Esq.
Scott W. Bell, Esq.
Tyler D. Huseman, Esq.
Bass, Berry & Sims PLC
21 Platform Way S, Suite 3500
Nashville, Tennessee 37203
(615) 742-6200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by Simulations Plus, Inc., a California corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”). These Post-Effective Amendments are being filed to deregister any and all shares of common stock of the Company, par value $0.001 per share (“Common Stock”), that remain unsold or otherwise unissued under such Registration Statements:

1.Registration Statement on Form S-8 (No. 333-91592) filed with the SEC on June 28, 2002, registering the issuance of an aggregate of 1,250,000 shares of Common Stock issuable under the Simulations Plus, Inc. 1996 Stock Option Plan (as amended and restated from time to time, the “1996 Plan”);

2.Registration Statement on Form S-8 (No. 333-142882) filed with the SEC on May 11, 2007, registering the issuance of an aggregate of 605,000 shares of Common Stock, consisting of: (i) 105,000 shares of Common Stock issuable under the 1996 Plan and (ii) 500,000 shares of Common Stock issuable under the Simulations Plus, Inc. 2007 Stock Option Plan (as amended and restated from time to time, the “2007 Plan”);

3.Registration Statement on Form S-8 (No. 333-197681) filed with the SEC on July 28, 2014, registering the issuance of an aggregate of 1,000,000 shares of Common Stock issuable under the 2007 Plan;

4.Registration Statement on Form S-8 (No. 333-219446) filed with the SEC on July 25, 2017, registering the issuance of an aggregate of 1,000,000 shares of Common Stock issuable under the Simulations Plus, Inc. 2017 Equity Incentive Plan;

5.Registration Statement on Form S-8 (No. 333-258711) filed with the SEC on August 11, 2021, registering the issuance of an aggregate of 2,477,011 shares of Common Stock consisting of: (i) 1,283,250 shares of Common Stock issuable under the Simulations Plus, Inc. 2021 Equity Incentive Plan (as amended and restated from time to time, the “2021 Plan” and together with the 1996 Plan, the 2007 Plan and the 2017 Plan, the “Plans”), (ii) 16,750 shares of Common Stock underlying outstanding stock options issued by the Company under the 2021 Plan and (iii) 1,177,011 shares of Common Stock underlying outstanding equity grants issued by the Company under the 2017 Plan; and

6.Registration Statement on Form S-8 (No. 333-277697) filed with the SEC on March 6, 2024, registering the issuance of an aggregate of an additional 1,200,000 shares of Common Stock under the 2021 Plan.

in each case, plus such indeterminate number of shares of Common Stock as may have been issuable to prevent dilution resulting from one or more stock splits, stock dividends, recapitalizations or similar transaction in accordance with Rule 416(a) of the Securities Act of 1933, as amended, and the terms of the Plans.
On October 6, 2026, pursuant to its previously announced Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, SP Evolution HoldCo II, LLC, a Delaware limited liability company (“Parent”) and SP Evolution BidCo II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving as a wholly owned subsidiary of Parent.
As a result of the Merger, the Company has terminated any and all offerings of its Common Stock pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with the undertakings made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance but remain unsold at the termination of the offerings, the Company hereby removes from registration all shares of Common Stock that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused each of these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on October 6, 2026.

Simulations Plus, Inc.

By:	/s/ Shawn O’Connor
	Name:	Shawn O’Connor
	Title:	Chief Executive Officer
No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.